Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173929

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated May 12, 2011

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 4, 2011)

5,500,000 Shares
SCORPIO TANKERS INC.

COMMON STOCK

______________

Scorpio Tankers Inc. is offering 5,500,000 shares of its common stock.

______________

Our common stock is listed on the New York Stock Exchange under the symbol "STNG". The last reported sale price of our common stock on May 12, 2011 was $11.25 per share.
______________

Investing in the common stock involves risks. See "Risk Factors" beginning on page S-4.

______________

PRICE $       A SHARE

______________

	Price to Public	Underwriting Discounts and Commissions*	Proceeds to Company
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase an additional 825,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission (the "Commission") and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the common stock as set forth under "Underwriting." The underwriters expect to deliver the shares of common stock to purchasers on May 18, 2011.

______________

MORGAN STANLEY Dahlman Rose & Company Evercore Partners Fearnley Fonds
May , 2011

Important Notice About Information in this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.  This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares of common stock being offered and other information you should know before investing.  You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading, "Where You Can Find More Information" before investing in our common stock.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus supplement, in U.S. dollars, or Dollars, and in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).  We have a fiscal year end of December 31.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and any underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our shares of common stock.

(i)

TABLE OF CONTENTS

PROSPECTUS SUMMARY	S-1
RECENT DEVELOPMENTS	S-1
THE OFFERING	S-2
RISK FACTORS	S-3
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	S-4
USE OF PROCEEDS	S-5
OUR CAPITALIZATION	S-6
DILUTION	S-7
UNDERWRITING	S-8
EXPENSES	S-14
LEGAL MATTERS	S-15
EXPERTS	S-15
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-15

(ii)

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled "Risk Factors" included on page S-3 of this prospectus supplement; on page 5 of the accompanying prospectus in our Registration Statement on Form F-3, effective May 10, 2011; and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed on April 21, 2011. Unless the context otherwise requires, when used in this prospectus, the terms "Scorpio Tankers," the "Company," "we," "our" and "us" refer to Scorpio Tankers Inc. and its subsidiaries. "Scorpio Tankers Inc." refers only to Scorpio Tankers Inc. and not its subsidiaries. The financial information included or incorporated by reference into this prospectus supplement represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Our Company

We are Scorpio Tankers Inc., a company incorporated in the Republic of the Marshall Islands. We provide seaborne transportation of crude oil and other petroleum products worldwide. As of the date of this prospectus, we own and operate 12 tankers (one LR2, four LR1, four Handymax, two MR, and one post-Panamax) that have an average age of 5.3 years, and time charter-in and operate four tankers (one LR1 and three Handymax). In addition, we have options to purchase two 2008-built LR1 ice class-1A tankers, which expire in September 2011.

RECENT DEVELOPMENTS

On May 10, 2011, we took delivery of two MR product tankers for an aggregate purchase price of $70.0 million. The ships were built in 2008 at the STX shipyard in South Korea and were acquired charter free.

We are currently in advanced negotiations with an established shipyard in South Korea for the construction of five 52,000 deadweight ton 'MR' product tankers. The contract price for each vessel is expected to be between $36.5 and $37.5 million, depending on various enhancements to the vessel's specification.  We believe that these prices are approximately 30% below what we would have paid for similar vessels built at the same shipyard when tanker vessel prices were at historical highs in 2008. If negotiations are consummated, we expect to take delivery of the five vessels during the second half of 2012.  In addition, we expect to be granted an option from the same shipyard to order a further three vessels of the same specification and price for delivery between the second and third quarter of 2013.  There is no assurance that we will be successful in completing any of these acquisitions. In addition, there is no guarantee that we will be successful in obtaining sufficient financing for these acquisitions. The net proceeds from this offering, our committed debt financing and available cash on hand are not sufficient to pay the cost of the vessels that we are currently in negotiations to acquire. If we are not able to borrow additional funds, raise other capital or utilize available cash on hand, we may not be able to acquire these vessels. In addition, our committed debt financing may not be used to fund the installment payments on newbuild vessels prior to their delivery from the yard.

THE OFFERING

Common shares presently outstanding	24,924,913 common shares

Common shares to be offered	5,500,000 common shares

Over-allotment	We have granted the underwriters a 30 day option to purchase, from time to time, up to an additional 825,000 of our common shares to cover over-allotments.

Common shares to be outstanding immediately after this offering

—assuming no exercise of over-allotment:	30,424,913 common shares

—assuming full exercise of over-allotment:	31,249,913 common shares

Use of proceeds
We intend to use the net proceeds of this offering, after assessing any working capital and other general corporate expense needs, to pursue vessel acquisitions consistent with our strategy. See the section of this prospectus supplement entitled "Use of Proceeds."

Listing	Our common stock is listed on the New York Stock Exchange under the symbol "STNG".

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes that the underwriters do not exercise their over-allotment option.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and discussion of risks under the heading "Risk Factors" beginning on page 5 of the accompanying prospectus, in our Annual Report on Form 20-F for the year ended December 31, 2010 and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities. Please see "Where You Can Find Additional Information – Information Incorporated by Reference." The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

If we cannot identify vessels for acquisition, we may use all or a portion of the proceeds of this offering in ways with which you may not agree.

We may not be able to identify vessels for acquisition that meet our business strategy on terms that are acceptable to us for an extended period of time or at all. We will not escrow the net proceeds from this offering and will not return the net proceeds of this offering to you if we do not identify vessels, negotiate acceptable terms with the sellers of such vessels or if we fail to take delivery of such vessels.  In these circumstances, our management will have the discretion to apply the net proceeds of this offering in ways with which you may not agree. If we are not able to apply the net proceeds of this offering to the acquisition of vessels, the net proceeds may be invested on a short-term basis and, therefore, may not yield returns comparable to what any acquired vessels might have earned.

We may not be able to raise equity or debt financing sufficient to pay the cost of the vessels that we are currently in negotiations to acquire, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The net proceeds from this offering, our committed debt financing and available cash on hand are not sufficient to pay the cost of the vessels that we are currently in negotiations to acquire. In addition, our committed debt financing may not be used to fund the installment payments on newbuild vessels prior to their delivery from the yard. If we are not able to borrow additional funds, raise other capital or utilize available cash on hand, we may not be able to acquire these vessels, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation.  This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance.  The words "believe", "anticipate", "intend", "estimate", "forecast", "project", "plan", "potential", "may", "should", "expect" and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the tanker vessel markets, changes in the company's operating expenses, including bunker prices, insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of tankers, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange.  We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates.  We undertake no obligation to update or revise any forward-looking statements.  These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $     million from the issuance of new common shares in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us.

Our intention is to use these proceeds, after assessing any working capital and other general corporate expense needs, to pursue vessel acquisitions consistent with our strategy, including the purchase of additional modern tankers ranging in size from approximately 35,000 dwt to approximately 200,000 dwt and that generally are not more than five years old. We intend to make opportunistic vessel acquisitions at attractive prices and we may purchase secondhand vessels that meet our specifications or newbuilding vessels, either directly from shipyards or from the current owners. The timing of these acquisitions will depend on our ability to identify suitable vessels on attractive purchase terms.

OUR CAPITALIZATION

The following table sets forth our cash and capitalization at March 31, 2011, on an actual basis and on (1) an as adjusted basis to give effect to the drawdown of $32.5 million (net of deferred financing costs of $2.5 million) to finance 50% of the vessel purchases in May 2011 of the STI Coral and STI Diamond and (2) on an as further adjusted basis to give effect to the issuance and sale of 5,500,000 of our common shares in this offering for an estimated net proceeds of $     million (after underwriting discounts, commissions and estimated expenses), not including any over-allotment issuance. The "as adjusted" and "as further adjusted" columns also reflect the cash change related to the payment for the above mentioned vessel purchases of $70.7 million.

	As of March 31, 2011

	Actual	As Adjusted	As Further Adjusted

Cash	$88,102,287	$49,952,287	$

Current debt:
Bank loan (1)	$17,278,081	$19,815,547	$
Non-current debt:
Bank loan (1)	$148,858,904	$178,871,438	$
Total debt	$166,136,985	$198,686,985	$

Shareholders' equity:
Common shares	$251,691	$251,691	$
Additional paid-in capital	255,754,263	255,754,263
Treasury shares	(2,647,807)	(2,647,807)
Merger reserve	13,292,496	13,292,496
Retained earnings	(2,526,914)	(2,526,914)
Total shareholders' equity	$264,123,729	$264,123,729	$

Total capitalization	$430,260,714	$462,810,714	$

(1) Bank loan presented at March 31, 2011 on an actual basis is shown net of $2.3 million of deferred financing fees that are being amortized over the life of the loan, and on "as adjusted" and "as further adjusted" basis is shown net of deferred financing fees of $4.8 million that are being amortized over the life of the loan.

DILUTION

Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. The net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities. The historical net tangible book value as of March 31, 2011 was $264.1 million in total and $10.60 per share for the number of shares for the existing shareholders at the offering.

The as further adjusted net tangible book value as of March 31, 2011 would have been approximately $324.1 million, or $10.64 per common share if the issuance and sale by us of 5,500,000 common shares at an assumed public offering price of $10.90 per share (closing price on May 11, 2011) in this offering, before deducting underwriting discounts and estimated offering expenses took place as of March 31, 2011. This represents an immediate increase in net tangible book value of $0.04 per share to the existing shareholders and an immediate dilution in net tangible book value of $0.26 per share to new investors.

The following table illustrates the as adjusted per share accretion and appreciation as of March 31, 2011 (using the outstanding common shares as of March 31, 2011):

Assumed public offering price per share of common stock (closing price on May 11, 2011)		$10.90

As adjusted net tangible book value per share before this offering	$10.60
Increase in net tangible book value attributable to new investors in this offering	$0.04

As further adjusted net tangible book value per share after giving effect to this offering		$10.64

Dilution per share to new investors		$0.26

The following table summarizes, as of March 31, 2011, on an as adjusted basis for this public offering, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and average price per share paid by you as a new investor in this offering, based upon the public offering price of $     per share.

	As Adjusted Shares Outstanding		Total Consideration
	Number	Percent	Amount	Percent	Average Per Share
Existing shareholders	24,924,913	81.92%	$264,123,729	81.50%	$10.60
New investors *	5,500,000	18.08%	$59,950,000	18.50%	$10.90
Total *	30,424,913	100.00%	$324,073,729	100.00%	$10.64

*	Before deducting underwriting discounts and commissions and estimated expenses of $ .

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Dahlman Rose & Company, LLC
Evercore Group L.L.C.
Fearnley Fonds ASA
Total	5,500,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $       per share. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

Fearnley Fonds ASA is not a U.S. registered broker-dealer. To the extent that Fearnley Fonds ASA intends to effect sales of shares in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Fearnley Fonds ASA has agreed that in making any sales it will conform to the provisions of certain NASD conduct rules administered by the Financial Industry Regulatory Authority, Inc., or FINRA, to the same extent as though it were a member of FINRA.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 825,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering sales of shares in excess of 5,500,000 shares, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us.  These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 825,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise

Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $                        .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

Our common stock is listed on the New York Stock Exchange under the symbol "STNG".

We, our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•
the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•
transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act  of 1934 (the "Exchange Act"), as amended, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

•
transfers or distributions of shares of common stock or any security convertible into common stock (i) as a bona fide gift or gifts or (ii) to limited partners or stockholders of the transferor or distributor; provided that each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntary during the restricted period;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made; or

•	awards under our 2010 Equity Incentive Plan.

The 90 day restricted period described in the immediately preceding paragraph will be extended if:

•	during the last 17 days of the 90 day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period;

in which case the restrictions described in the immediately preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares of common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell shares in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking services to the Company.  The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $         million, which includes legal, accounting and printing costs and various other fees associated with the offering of the common stock.  The underwriters have agreed to reimburse us for certain of these expenses.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters and/or selling group members, if any, participating in this offering.  Morgan Stanley & Co. Incorporated may agree to allocate a number of shares of common stock to underwriters for sale to their on-line brokerage account holders.  Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Pricing of the Offering

The public offering price was determined by negotiations between us and the representative.  Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

    Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France: or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-l º -or- 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

Neither this prospectus nor any other material relating to the common stock which is the subject of the offering contemplated by this prospectus constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus or any other material relating to the common stock are personal and confidential and do not constitute an offer to any other person. This prospectus or any other material relating to the common stock may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. Such materials may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(lA), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC Registration Fee	$5,805	*
Printing and Engraving Expenses	$80,000
Legal Fees and Expenses	$100,000
Accountants' Fees and Expenses	$80,000
NYSE Listing Fee	$25,000
FINRA Fee	$5,050	*
Miscellaneous Costs	$104,145

Total	$400,000

* An SEC Registration Fee of $58,050 and FINRA fee of $50,500, covering all of the securities being offered under the registration statement on Form F-3 (file no. 333-173929) filed with the Commission with an effective date of May 10, 2011, of which this prospectus supplement forms a part, was previously paid.  We allocate the cost of these fees on an approximately pro-rata basis with each offering.

LEGAL MATTERS

The validity of the common shares and certain other matters relating to United States Federal income and Marshall Islands tax considerations and to Marshall Islands corporations law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The sections in this prospectus attributed to Drewry, including the section entitled "The International Oil Tanker Shipping Industry" incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2010, have been reviewed by Drewry, which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  Further information about our company is available on our website at http://www.scorpiotankers.com.  The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•
Our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on April 21, 2011, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on April 27, 2011.

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 5, 2011, except for the comments of our Chief Executive Officer.

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 10, 2011, except for the comments of our Chief Executive Officer.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Monaco	New York
9, Boulevard Charles III, Monaco 98000	150 East 58th Street - New York, NY 10155, USA
Tel: +377-9798-5716	Tel: +1 212 542 1616

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.